Exhibit 99.1
Lexicon Pharmaceuticals Reports on Clinical Program Status and 2012 Second Quarter Results

Conference Call at 11:00 a.m. Eastern Time

The Woodlands, Texas, July 31, 2012 - Lexicon Pharmaceuticals, Inc. (Nasdaq: LXRX), a biopharmaceutical company focused on discovering breakthrough treatments for human disease, today updated its drug development progress and reported financial results for the three and six months ended June 30, 2012.

“Our positive top-line results from the Phase 2b study of LX4211 mark a very important milestone in the advancement of Lexicon's clinical pipeline towards late-stage development,” said Dr. Arthur T. Sands, president and chief executive officer of Lexicon. “We believe the robust reductions in hemoglobin A1c, body weight and blood pressure are driven by LX4211's unique, dual mechanism of action and that these findings, combined with the favorable safety profile observed, support progression of LX4211 into Phase 3 development.”

Key Progress in Clinical Pipeline

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Lexicon announced positive top-line data from a Phase 2b study of LX4211, an oral, dual inhibitor of sodium glucose transporters 1 and 2 (SGLT1 and SGLT2), in patients with poorly-controlled type 2 diabetes who were concurrently treated with metformin, an established diabetes therapy. LX4211 treatment produced substantial, dose-dependent and statistically-significant reductions in hemoglobin A1c (HbA1c), with patients in the LX4211 treatment arms (75 mg QD, 200 mg QD, 200 mg BID and 400 mg QD) having mean HbA1C reductions from baseline of 0.43, 0.52, 0.79 and 0.95 percent, respectively (p<0.001 for all treatment arms). In patients randomized to placebo, HbA1C decreased by 0.09 percent. LX4211 treatment also produced significant reductions in body weight and blood pressure. Importantly, LX4211 was well tolerated and exhibited a favorable safety profile in the study. Lexicon also announced that it received funding for, and is preparing to initiate, a Phase 2 clinical trial of LX4211 in patients with type 1 diabetes.

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Lexicon completed an open-label Phase 2 clinical trial of telotristat etiprate (LX1032), an inhibitor of tryptophan hydroxylase that reduces peripheral serotonin production without affecting brain serotonin levels, in patients with carcinoid syndrome and anticipates announcing results in the third quarter of 2012. Lexicon is proceeding with preparations for Phase 3 registrational trials of telotristat etiprate in patients with carcinoid syndrome and continues to enroll patients in a Phase 2 proof-of-concept trial evaluating the effect of telotristat etiprate on symptoms associated with ulcerative colitis.

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Lexicon continues to enroll patients with diarrhea-predominant irritable bowel syndrome (IBS-d) in a Phase 2 trial of LX1033, an inhibitor of tryptophan hydroxylase that acts locally in the gastrointestinal tract.

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Lexicon completed a dose-ranging study exploring higher doses of LX2931, an inhibitor of sphingosine-1‑phosphate lyase, in patients with rheumatoid arthritis and anticipates announcing results in the third quarter of 2012.

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Lexicon completed a Phase 1-2 proof-of-concept study of LX7101 in glaucoma patients and anticipates announcing results in the third quarter of 2012. LX7101 targets LIM domain kinase 2 (LIMK2), a novel mechanism of action that Lexicon research identified in preclinical models as reducing intraocular pressure by allowing more fluid to flow through the trabecular meshwork of the anterior chamber of the eye.

Revenues: Lexicon's revenues for the three months ended June 30, 2012 decreased 64 percent to $0.2 million from $0.6 million for the corresponding period in 2011. The decrease for the three months ended June 30, 2012 was primarily attributable to reduced revenues from the United States Army Medical Research Acquisition Activity and functional genomics contracts. For the six months ended June 30, 2012, revenues decreased 57 percent to $0.5 million from $1.2 million for the corresponding period in 2011.

Research and Development Expenses: Research and development expenses for the three months ended June 30, 2012 decreased four percent to $19.4 million from $20.1 million for the corresponding period in 2011. The decrease was primarily attributable to decreases in personnel, lab supply and facility costs, partially offset by an increase in external clinical research and development costs. For the six months ended June 30, 2012, research and development expenses decreased four percent to $42.4 million from $44.1 million for the corresponding period in 2011.

Increase in Fair Value of Symphony Icon Purchase Liability: In connection with the acquisition of Symphony Icon, Lexicon made an initial estimate of the fair value of the liability for the associated base and contingent payments. Changes in this liability, based on the development of the programs and the time until such payments are expected to be made, are recorded in Lexicon's consolidated statements of operations. The increase in fair value of the Symphony Icon purchase liability was $2.2 million and $1.8 million for the three months ended June 30, 2012 and 2011, respectively, and was $4.2 million and $2.9 million for the six months ended June 30, 2012 and 2011, respectively.

General and Administrative Expenses: General and administrative expenses for the three months ended June 30, 2012 decreased eight percent to $4.2 million from $4.5 million for the corresponding period in 2011. The decrease was primarily attributable to decreases in personnel and patent related costs. For the six months ended June 30, 2012, general and administrative expenses decreased six percent to $8.7 million from $9.3 million for the corresponding period in 2011.

Consolidated Net Loss: Net loss for the three months ended June 30, 2012 was $25.9 million, or $0.05 per share, compared to a net loss of $26.6 million, or $0.08 per share, in the corresponding period in 2011. Net loss for the six months ended June 30, 2012 was $55.8 million, or $0.12 per share, compared to a net loss of $56.3 million, or $0.17 per share, for the corresponding period in 2011. For the three and six months ended June 30, 2012, net loss included non-cash, stock-based compensation expense of $1.6 million and $3.3 million, respectively. For the three and six months ended June 30, 2011, net loss included non-cash, stock-based compensation expense of $1.5 million and $2.9 million, respectively.

Cash and Investments: As of June 30, 2012, Lexicon had $231.5 million in cash and investments, as compared to $253.7 million as of March 31, 2012 and $281.7 million as of December 31, 2011.

Subsequent Event:  Subsequent to the end of the quarter, Lexicon exercised its option to pay the full $35.0 million balance of the Symphony Icon base payment obligation in shares of Lexicon common stock.  Lexicon had the obligation to pay the base payment balance on or before July 30, 2013, and had the right to make the payment 100% in stock through July 30, 2012.  After that time, Lexicon would have been obligated to make at least half of the payment in cash.  The stock price used to calculate the number of shares to be issued was the average of the closing prices of the common stock over the 20 trading day period ending immediately preceding the second trading day before the July 30 payment date.  Lexicon issued an aggregate of 13,237,519 shares of common stock on July 30, 2012 in satisfaction of the Symphony Icon base payment obligation.

Lexicon Conference Call:
Lexicon management will hold a conference call and webcast at 11:00 a.m. Eastern Time on July 31, 2012 to discuss financial results for the second quarter of 2012 and the current status of its clinical programs. The dial-in number for the conference call is 888-645-5785 (within the US/Canada) or 970-300-1531 (international). The conference ID for all callers is 13784620. Investors can access a live webcast of the call at www.lexpharma.com. An archived version of the webcast will be available on Lexicon's corporate website at www.lexpharma.com through August 31, 2012.

About Lexicon
Lexicon is a biopharmaceutical company focused on discovering breakthrough treatments for human disease. Lexicon currently has four drug programs in mid-stage development for diabetes, irritable bowel syndrome, carcinoid syndrome and rheumatoid arthritis, all of which were discovered by Lexicon's research team. Lexicon has used its proprietary gene knockout technology to identify more than 100 promising drug targets. Lexicon has focused drug discovery efforts on these biologically-validated targets to create its extensive pipeline of clinical and preclinical programs. For additional information about Lexicon and its programs, please visit www.lexpharma.com.

Safe Harbor Statement
This press release contains “forward-looking statements,” including statements relating to Lexicon's clinical development of LX4211, telotristat etiprate (LX1032), LX1033, LX2931, and LX7101, characterizations of the results of and projected timing of clinical trials of such compounds, and the potential therapeutic and commercial potential of such compounds. This press release also contains forward-looking statements relating to Lexicon's growth and future operating results, discovery and development of products, strategic alliances and intellectual property, as well as other matters that are not historical facts or information. All forward-looking statements are based on management's current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including those relating to Lexicon's ability to successfully conduct clinical development of LX4211, telotristat etiprate (LX1032), LX1033, LX2931, and LX7101 and preclinical and clinical development of its other potential drug candidates, advance additional candidates into preclinical and clinical development, obtain necessary regulatory approvals, achieve its operational objectives, obtain patent protection for its discoveries and establish strategic alliances, as well as additional factors relating to manufacturing, intellectual property rights, and the therapeutic or commercial value of its drug candidates, that may cause Lexicon's actual results to be materially different from any future results expressed or implied by such forward-looking statements. Unless specifically indicated otherwise, results reported as trends were not statistically significant. Information identifying such important factors is contained under “Risk Factors” in Lexicon's annual report on Form 10-K for the year ended December 31, 2011, as filed with the Securities and Exchange Commission. Lexicon undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact for Lexicon:
Alex Abuin, Ph.D.
Vice President, Communications and Alliance Management
281/863-3213
aabuin@lexpharma.com

Lexicon Pharmaceuticals, Inc.
Selected Financial Data

Consolidated Statements of Operations Data	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share data)	2012	2011	2012	2011
	(unaudited)		(unaudited)
Revenues:
Collaborative research	$199	$461	$351	$977
Subscription and license fees	—	94	148	174
Total revenues	199	555	499	1,151
Operating expenses:
Research and development, including stock-based compensation of $915, $818, $1,952 and $1,657, respectively	19,355	20,145	42,392	44,066
Increase in fair value of Symphony Icon, Inc. purchase liability	2,162	1,804	4,243	2,862
General and administrative, including stock-based compensation of $680, $632, $1,361 and $1,265, respectively	4,162	4,532	8,727	9,285
Total operating expenses	25,679	26,481	55,362	56,213
Loss from operations	(25,480)	(25,926)	(54,863)	(55,062)
Interest income	58	68	114	155
Interest expense	(530)	(810)	(1,067)	(1,417)
Other income, net	21	30	17	57
Consolidated net loss	$(25,931)	$(26,638)	$(55,799)	$(56,267)

Consolidated net loss per common share, basic and diluted	$(0.05)	$(0.08)	$(0.12)	$(0.17)

Shares used in computing net loss attributable to Lexicon Pharmaceuticals, Inc. per common share, basic and diluted	480,634	337,668	480,479	337,598

Consolidated Balance Sheet Data	As of June 30,	As of December 31,
(In thousands)	2012	2011
	(unaudited)
Cash and investments	$231,513	$281,692
Property and equipment, net	44,526	46,417
Goodwill	44,543	44,543
Other intangible assets	53,557	53,557
Total assets	381,060	430,512
Deferred revenue	14,331	14,331
Current and long-term debt	24,188	24,894
Other long-term liabilities	59,276	55,146
Accumulated deficit	(845,420)	(789,621)
Total stockholders' equity	244,896	297,568